SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary                         Jurisdiction of Incorporation
------------------                         -----------------------------
Young Design, Inc.                         Virginia
KarlNet, Inc.                              Delaware
Terabeam Corporation                       Washington
Ricochet Networks, Inc.                    Delaware